Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and Chief Executive Officer (972) 364-8111	Executive Vice President and Chief Financial Officer (972) 364-8217

WILLIAM H. WILCOX JOINS BOARD OF DIRECTORS OF CONCENTRA

ADDISON, Texas, December 15, 2005 – Concentra Inc. (“Concentra” or the “Company”) today announced that William H. Wilcox has joined its Board of Directors. His appointment brings to ten the number of directors now serving on Concentra’s Board.

Wilcox, age 53, currently is President, Chief Executive Officer and a member of the Board of Directors of United Surgical Partners International, Inc., a publicly traded company headquartered in Dallas that owns and operates surgery centers and private surgical hospitals in the United States and the United Kingdom. Prior to joining the company in 1998, Wilcox was President and Chief Executive Officer of United Dental Care, Inc., a dental health maintenance organization. He has served as President of the surgery group of Columbia/HCA Health Care Corporation and as President and Chief Executive Officer of the ambulatory surgery division of Columbia. Prior to that, Wilcox was Chief Operating Officer and a director of Medical Care America. He held several positions with that company between 1983 and 1994, including President of its Medical Care International and Critical Care America units. He also has held various hospital management positions with Hospital Corporation of America and Hospital Affiliates International.

Wilcox earned his B.A. degree from Vanderbilt University and his Masters degree in Health Systems Management from Tulane University.

Concentra Inc., through its wholly owned subsidiary, Concentra Operating Corporation, serves the occupational, auto and group healthcare markets; Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 136,000 employer locations and 3,700 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company has 300 health centers in 40 states. It also operates the FOCUS network, a national workers’ compensation provider network that includes 544,000 individual providers and over 4,400 acute-care hospitals nationwide, and its Beech Street PPO network includes more than 400,000 physicians, over 52,000 ancillary healthcare providers and more than 3,800 acute-care hospitals.

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